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                                                                  EXHIBIT (a)(6)
                           DELAWARE POOLED TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION



         Delaware Pooled Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the Maryland State Department of Assessments and Taxation, that:

         FIRST: The Corporation has authority to issue Two Billion (2,000,000,000) shares of common stock with a par value of One Cent ($0.01) per share ("Common Stock"), having an aggregate par value of Twenty Million Dollars ($20,000,000). Of such Two Billion (2,000,000,000) shares of Common Stock, Nine Hundred Million (900,000,000) shares of the Common Stock have been allocated to the Corporation's existing series of Common Stock as follows: (i) Fifty Million (50,000,000) shares have been allocated to each of The Large-Cap Value Equity Portfolio, The Aggressive Growth Portfolio, The International Equity Portfolio, The Intermediate Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The Global Fixed Income Portfolio, The International Fixed Income Portfolio, The Small/Mid-Cap Value Equity Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio, The Global Equity Portfolio, The Emerging Markets Portfolio and The Real Estate Investment Trust Portfolio II and (ii) Two Hundred Fifty Million (250,000,000) shares have been allocated to The Real Estate Investment Trust Portfolio.

         SECOND: The Board of Directors of the Corporation, at a meeting held on December 18th, 1997, adopted resolutions designating three additional series of the Corporation's Common Stock as The Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio and The International Mid-Cap Sub Portfolio series, and classifying and allocating Fifty Million (50,000,000) shares of authorized, unissued and unclassified Common Stock to each of The Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio and The International Mid-Cap Sub Portfolio series. Nine Hundred and Fifty Million (950,000,000) shares of the Corporation's Common Stock remain authorized but unissued and unallocated shares.

         THIRD: Each holder of shares of The Diversified Core Fixed Income Portfolio series, The Aggregate Fixed Income Portfolio series and The International Mid-Cap Sub Portfolio series shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption as set forth in the Articles of Incorporation of the Corporation.

         FOURTH: The shares of The Diversified Core Fixed Income Portfolio series, The Aggregate Fixed Income Portfolio series and The International Mid-Cap Sub Portfolio series have been classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.


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         FIFTH: These Articles Supplementary shall become effective at 9:01 a.m.
(Eastern time) on December 24, 1997.

         IN WITNESS WHEREOF, Delaware Pooled Trust, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary on this 23rd day of December, 1997.

                                        DELAWARE POOLED TRUST, INC.



                                        By: /s/George M. Chamberlain, Jr.
                                            -----------------------------
                                            George M. Chamberlain, Jr.
                                            Senior Vice President & Secretary


ATTEST:


/s/Meghan M. Mahon
--------------------
Meghan M. Mahon
Assistant Secretary



         THE UNDERSIGNED, Senior Vice President of DELAWARE POOLED TRUST, INC., who executed on behalf of the said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.




                                            /s/George M. Chamberlain, Jr.
                                            -----------------------------
                                            George M. Chamberlain, Jr.
                                            Senior Vice President and Secretary



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